Exhibit 10.1

EXECUTION COPY

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made and effective on and as of this 27th day of October, 2015 (the “Effective Date”), by and between Ares Holdings L.P., a Delaware limited partnership (“AH LP”), and Ares Investments L.P., a Delaware limited partnership (“AI LP”), on the one hand, and Kayne Anderson Capital Advisors, L.P., a California limited partnership (“KACALP”), KA Fund Advisors, LLC, a Delaware limited liability company (“KAFA”), Kayne Anderson Investment Management Inc., a Nevada corporation (“KA Investment Management”), each of the other KA Owners party to the Merger Agreement (as defined below), acting through David Shladovsky as representative of the KA Owners (the “Sellers’ Representative”), and the Sellers’ Representative, on the other hand.  AH LP and AI LP are hereinafter referred to collectively as the “Ares Parties.”  KACALP, KAFA, KA Investment Management, the KA Owners and the Sellers’ Representative are hereinafter referred to collectively as the “KA Parties.”  The Ares Parties and the KA Parties are hereinafter referred to collectively as the “Parties.”

RECITALS

A.        The Parties entered into that certain Business Combination and Merger Agreement (the “Merger Agreement”) dated as of July 23, 2015.  Capitalized terms used in this Agreement but not defined herein have the meanings ascribed to them in the Merger Agreement.

B.        Pursuant to Section 11.1 of the Merger Agreement, the Sellers’ Representative has been authorized and empowered to act on behalf of the KA Owners party to the Merger Agreement to, among other things, (1) terminate the Merger Agreement, (2) settle or compromise any Actions or potential Actions relating to the Merger Agreement and (3) negotiate and settle any disputes and controversies with the Buyers.

C.        The Parties desire to terminate the Merger Agreement and the Transaction Documents and to settle any and all disputes pertaining to any claims made or that could have been made in connection with or arising out of the Merger Agreement or the Transaction Documents.

NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties stipulate and agree as follows:

1.         Additional Definitions.  The following terms shall have the meanings ascribed thereto as follows:

1.1       “Ares Investor” means each Buyer Affiliate, each Person that owns (or whose Affiliates or Family Members own) a direct or indirect equity interest in Ares Owners, and each of their respective Affiliates and Family Members.

1.2       “Claims” means all claims for relief, rights, demands, Actions, Liabilities, debts, matters, and issues of any kind whatsoever.

1.3       “Released Ares Parties” means (a) the Ares Parties and each Investment Fund Managed by a Buyer Affiliate, (b) each of their respective Affiliates, (c) each of their and their respective Affiliates’ parents, subsidiaries, investors, shareholders, advisors, Representatives, attorneys, brokers, and insurers, (d) each of the Family Members, heirs, successors, assigns and predecessors in interest of any of the foregoing, and (e) all other Persons acting on behalf of any of the foregoing.

1.4       “Released Claims” means any and all Claims (including Unknown Claims), whether known or unknown, contingent or absolute, matured or unmatured, discoverable or undiscoverable, that have been, could or might have been, or in the future might be asserted by any Releasing Ares Parties or Releasing KA Parties, in any case, based upon, in connection with, arising out of, or in any way relating to, the Merger Agreement or the Transaction Documents or the Events related to the Transactions.  Notwithstanding the foregoing, Released Claims shall not include any Claims arising under, or to enforce the terms of, this Agreement or the Confidentiality Agreement.

1.5       “Released KA Parties” means (a) the KA Parties, each KA Entity, each Investment Fund Managed by any KA Entity, KA RetainCo and KA Associates, (b) each of their respective Affiliates, (c) each of their and their respective Affiliates’ parents, subsidiaries, investors, shareholders, advisors, Representatives, attorneys, brokers and insurers, (d) each of the Family Members, heirs, successors, assigns and predecessors in interest of any of the foregoing, and (e) all other Persons acting on behalf of any of the foregoing.

1.6       “Released Parties” means the Released Ares Parties and the Released KA Parties.

1.7       “Releasing Ares Parties” means (a) the Ares Parties, each Investment Fund Managed by a Buyer Affiliate and each of their respective Affiliates, (b) each of their and their respective Affiliates’ parents, subsidiaries, investors, shareholders, advisors, Representatives, attorneys, brokers, and insurers, (c) each of the Family Members, heirs, successors, assigns and predecessors in interest of any of the foregoing, and (d) all Persons acting on behalf of any of the foregoing.

1.8       “Releasing KA Parties” means (a) the KA Parties, each KA Entity, each Investment Fund Managed by any KA Entity, KA RetainCo, KA Associates and each of their respective Affiliates, (b) each of their and their respective Affiliates’ parents, subsidiaries, investors, shareholders, advisors, Representatives, attorneys, brokers, and insurers, (c) each of the Family Members, heirs, successors, assigns and predecessors in interest of any of the foregoing, and (d) all Persons acting on behalf of any of the foregoing.

1.9       “Releasing Parties” means the Releasing Ares Parties and the Releasing KA Parties.

1.10     “Unknown Claims” means any Released Claim that the Releasing Ares Parties or the Releasing KA Parties do not know or suspect to exist in his, her or its favor at the time of the release of the applicable Released Parties, including Released Claims which, if known by him, her or it, might have affected his, her or its release of the applicable Released Parties, or might have affected his, her or its decision not to object to this Agreement.  Unknown Claims include those claims in which some or all of the facts comprising the claim may be unsuspected or undisclosed.

2.         Termination of the Merger Agreement.  Effective as of the Effective Date, the Merger Agreement shall be terminated pursuant to Section 8.1 of the Merger Agreement, and no party thereto or to any Transaction Document shall have any further rights, duties, Liabilities or obligations of any nature whatsoever with respect to, in connection with or otherwise arising under the Merger Agreement (including those provisions of the Merger Agreement which by their terms would otherwise survive termination of the Merger Agreement) or the Transaction Documents; provided that Article XI of the Merger Agreement shall continue to survive and remain in full force and effect.

3.         Expense Reimbursement.

3.1       The Ares Parties, their designees or someone acting on their behalf, shall reimburse to KACALP an amount equal to KACALP’s estimated out-of-pocket costs and expenses incurred in connection with the Transactions in the amount of Thirty Million Dollars ($30,000,000.00) (the “Expense Reimbursement Amount”). The Expense Reimbursement Amount will not be adjusted upward or downward if such total expenses differ from such estimated amount.

3.2       Within two Business Days following the Effective Date, the Ares Parties (or their designees or someone acting on their behalf) shall deliver the Expense Reimbursement Amount to KACALP by wire transfer of immediately available funds in accordance with the instructions provided by the Sellers’ Representative.

4.         Investment in KA Funds.

4.1       Subject to the other provisions of this Section 4, the Ares Parties will direct capital from one or more Ares Investors to be managed by KACALP (or its Subsidiaries) comprised of:

(a)        a $50,000,000 capital commitment to Kayne Anderson Energy Fund VII, L. P. (“KAEF VII”);

(b)        a $50,000,000 capital commitment to Kayne Private Energy Income Fund, L.P. (“KPEIF”); and

(c)        $50,000,000 in (i) a separately managed account (the “MLP/Midstream SMA”) that will invest in (x) MLP marketable securities and (y) midstream energy companies, with an objective of maximizing total return or (ii) if required pursuant to Section 4.4, the KA Hedge Funds (as defined below).

4.2       After the first anniversary of the Effective Date, the Ares Investors may withdraw any amount from the MLP/Midstream SMA or the KA Hedge Funds, as applicable, or terminate the MLP/Midstream SMA.

4.3       Within ten Business Days following the Effective Date, (i) the Ares Investors shall execute the subscription documents in substantially the form attached as Exhibit C hereto with respect to the KAEF VII capital commitment and KPEIF capital commitment and (ii) the parties shall execute the side letters in substantially the form attached as Exhibit D hereto with respect to the KAEF VII capital commitment and the KPEIF capital commitment.

4.4       The terms of the Ares Investors’ investment in the MLP/Midstream SMA shall be as favorable to the Ares Investors as those provided to any other investor in a similarly sized separately managed account with substantially the same strategy  managed by the KA Entities (considering the Ares Investors’ aggregate investment in the MLP/Midstream SMA). The parties will use commercially reasonable efforts to enter into definitive documentation on mutually agreeable terms with respect to the MLP/Midstream SMA within 30 days following the Effective Date; provided that if the parties have not entered into such definitive documentation within 30 days following the Effective Date (or such longer period agreed to among the Parties), the Ares Parties will direct $50,000,000 from one or more Ares Investors to be invested in one or more of the following five funds: (a) Kayne Anderson Midstream Institutional Fund, L.P., (b) Kayne Anderson MLP Fund, L.P., (c) Kayne Energy Credit Opportunities, L.P., (d) Kayne Anderson Infrastructure Income Fund, L.P. and (e) Kayne Select Midstream Recovery Fund, L.P. (together, the “KA Hedge Funds”), and cause the applicable Ares Investors to promptly execute the relevant subscription documents with respect to the applicable KA Hedge Fund(s) in substantially the form used for such fund by similarly situated investors.  The Ares Investors’ investments in any single KA Hedge Fund will be aggregated for purposes of obtaining any size-based benefits provided for in any documents applicable to such KA Hedge Fund.

5.         Joint Efforts.  Until the first anniversary of the Effective Date, KACALP and the Ares Parties will use commercially reasonable efforts to jointly pursue separately managed accounts and products that include MLPs or MLP closed-end funds as a primary component of the strategy.

6.         Denial of Liability.  This Agreement is made in compromise and settlement of all Released Claims among the Parties.  This Agreement shall not be construed, in any fashion, as an admission of Liability or wrongdoing by any Person.  Each Released Party specifically denies having engaged in any wrongdoing whatsoever regarding any other Person with respect to the Released Claims.

7.         Mutual Release

7.1       In consideration of the mutual agreements contained herein, and with the exception of the rights and obligations created or preserved by this Agreement:

(a)        The Ares Parties, on their own behalf and, to the fullest extent lawful, on behalf of each of the other Releasing Ares Parties, (i) fully, finally, and forever release, relinquish and discharge all Released Claims (including Unknown Claims) against each of the Released KA Parties, (ii) covenant not to sue any of the Released KA Parties with respect to any such Released Claims, and (iii) shall be permanently barred and enjoined from instituting, commencing, or prosecuting any such Released Claims against the Released KA Parties.

(b)        The KA Parties, on their own behalf and, to the fullest extent lawful, on behalf of each of the other Releasing KA Parties (i) fully, finally, and forever release, relinquish and discharge all Released Claims (including Unknown Claims) against each of the Released Ares Parties, (ii) covenant not to sue any of the Released Ares Parties with respect to any such Released Claims, and (iii) shall be permanently barred and enjoined from instituting, commencing, or prosecuting any such Released Claims against the Released Ares Parties.

(c)        Nothing herein shall in any way impair or restrict the rights of any Person to enforce the terms of this Agreement or the Confidentiality Agreement.

8.         California Civil Code Section 1542 Waiver and Covenant Not to Sue

8.1       The Parties intend and agree that this Agreement shall be effective as a full and final accord and satisfaction and release of and from all Parties as described in Section 7.  In furtherance thereof, each of the Parties acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

8.2       The Ares Parties, on their own behalf and, to the fullest extent lawful, on behalf of each of the other Releasing Ares Parties, and the KA Parties, on their own behalf and, to the fullest extent lawful, on behalf of each of the other Releasing KA Parties, waive any and all rights they have or may have under California Civil Code Section 1542, or any similar provision of Law or successor statute to it in California or any other state, with respect to the releases contained in Section 7.  In connection with this waiver, the Parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which they now know or believe to be true, with respect to the releases included in Section 7.  Nevertheless, the Parties intend by this Agreement, and upon the advice of independently selected counsel, to release fully, finally and forever all matters identified in Section 7.  In furtherance of such intention, the releases set forth in this Agreement shall be and shall remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different claims or facts relevant hereto.  Notwithstanding the foregoing, nothing herein shall have any effect to release or otherwise impact the Parties’ obligations under the terms of this Agreement or the Confidentiality Agreement.

9.         Press Releases and Public Announcement.  At approximately 8:00 a.m. Eastern Daylight Time on the Effective Date, (i) the Parties shall issue a joint press release in the form attached as Exhibit A-1 hereto (the “Joint Press Release”), it being understood that Ares Management may file the Form 8-K with respect to this Agreement prior to such time, and (ii) the KA Parties shall issue a press release related to certain KA Funds in the form attached as Exhibit A-2. Subject to Sections 10 and 11, from time to time following the issuance of the Joint Press Release, the Parties or their respective Affiliates and Representatives may issue separate press releases or make other announcements or statements that relate to this Agreement or the termination of the Merger Agreement and the transactions contemplated by either of the foregoing; provided that, each of the Parties will not, and will use commercially reasonably efforts to cause their Affiliates and their and their Affiliates’ respective Representatives and Family Members not to:

9.1       except to the extent (i) determined to be necessary (based on advice of counsel) to comply with applicable Law, (ii) in response to legal process, required testimony or filings with a Governmental Entity, or (iii) in connection with any Action not prohibited hereby, make any public statements that are inconsistent with, or otherwise contrary to, the statements in the Joint Press Release or the talking points attached as Exhibit B hereto; or

9.2       make any announcements or statements that relate to this Agreement or the termination of the Merger Agreement and the transactions contemplated by either of the foregoing until 30 minutes following the issuance of the Joint Press Release (other than (i) to Persons that are bound by a confidentiality obligation with respect to such information, and have agreed not to use any such information in violation of any Law and (ii) filings under the Exchange Act, the Investment Company Act or the Advisers Act or other disclosures required by Law).

10.       Cooperation.  The Parties will, and will cause each of their controlled Affiliates to, cooperate and take, or cause to be taken, all commercially reasonable and lawful actions as may be necessary or appropriate to withdraw all applications, notices, petitions and filings made with, and to terminate all proceedings before, a Governmental Entity in connection with the Transactions.

11.       Non-Disparagement.  The Ares Parties will not, and will use commercially reasonably efforts to cause their Affiliates and their and their Affiliates’ respective Representatives and Family Members not to, disparage, or make any derogatory remarks about, any Released KA Parties.  The KA Parties will not, and will use commercially reasonably efforts to cause their Affiliates and their and their Affiliates’ respective Representatives and Family Members not to, disparage or make any derogatory remarks about, any Released Ares Parties.  The foregoing shall not be violated by truthful statements (i) determined to be necessary (based on advice of counsel) to comply with applicable Law, (ii) in response to legal process, required testimony or filings with a Governmental Entity, (iii) made in connection with any Action not prohibited hereby, or (iv) made in confidence to such Person’s Representatives.

12.       Independent Legal Advice.  Each Party acknowledges, warrants and represents that it has sought such independent legal advice as it deems necessary with respect to the advisability of making this Agreement and the meaning and effect of all aspects of the Agreement, and executes this Agreement with full knowledge of all rights which it may have.  Each Party represents that it enters into this Agreement freely, knowingly and voluntarily, and that the execution and delivery of the Agreement is not the result of any fraud, duress, mistake or undue influence whatsoever.

13.       Governing Law.  All matters relating to or arising out of this Agreement will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

14.       Construction of Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.       Modification. This Agreement may not be amended, supplemented, or otherwise modified except in a writing signed by the Party against whose interest such change will operate.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver shall be valid unless such waiver is in writing and signed by the Party against whom such waiver is sought to be enforced (it being understood that a waiver signed by the Sellers’ Representative is valid against all the KA Owners, KAFA and KACALP).

16.       Warranty of Authority.

16.1     Each of the Parties represents and warrants to the other Parties the following:

(a)        If the Party is an individual, he or she has the power and authority to execute this Agreement on his or her own behalf, and to deliver and perform all of his or her obligations hereunder.

(b)        If the Party is an entity,

(i)                                  it is validly existing and in good standing under the Laws of the jurisdiction in which it was organized;

(ii)                              the person executing this Agreement has all requisite entity power and authority to execute this Agreement on the entity’s behalf, and to deliver and perform its obligations hereunder;

(iii)                          the execution, delivery, and performance by such Party of this Agreement is authorized by all necessary entity action on the part of such Party; and

(iv)                          the execution, delivery, and performance by such Party of this Agreement does not and will not violate any material provision of the applicable charter document of such Party.

(c)        The execution, delivery and performance by such Party of this Agreement does not and will not:

(i)                                  violate any material provision of federal, state, or local Law or regulation applicable to such Party, or any order,

judgment, or decree of any court or other  governmental authority binding on such Party, or

(ii)                              conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which such Party is a party or a violation of the rights of any third party.

(d)       The execution, delivery, and performance by such Party of this Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally.

(e)        Such Party has not directly or indirectly transferred, assigned, or otherwise disposed of any part of, or interest in, any Released Claim.

16.2     The Sellers’ Representative represents and warrants to the Ares Parties the following:

(a)        The Sellers’ Representative has the power and authority to execute this Agreement on behalf of the KA Owners.

(b)        The execution, delivery, and performance by the Sellers’ Representative of this Agreement on behalf of the KA Owners have been authorized by all necessary action on the part of the Sellers’ Representative and the KA Owners.

(c)        The execution, delivery, and performance by the Sellers’ Representative of this Agreement is the legal, valid and binding obligation of the Sellers’ Representative and the KA Owners, enforceable against such Persons in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to or limiting creditors’ rights generally.

17.       Continued Effect.  This Agreement is binding upon, inures to the benefit of and is enforceable by the parties named herein and their respective successors.  No party hereto may assign either this Agreement or any of its or their respective rights, interests or obligations hereunder.  It is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for each non-party Released Ares Party and each non-party Released KA Party, which shall be express third-party beneficiaries of Sections 6, 7, 8 and 11 and shall be entitled to enforce their rights thereunder to the same extent as if they were party to this Agreement.

18.       Survival of Confidentiality Agreement.  Notwithstanding anything in this Agreement or in the Merger Agreement to the contrary, the Confidentiality Agreement shall continue to survive and remain in full force and effect.

19.       Further Assurances.  The Parties hereby agree to take such reasonable steps or execute such reasonable documents as may be necessary in the future to effectuate the terms of this Agreement.

20.       Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

21.       Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

22.       Complete Agreement.  This Agreement (including the exhibits hereto) supersedes all prior discussions and agreements (including term sheets) among the Parties with respect to the matters covered herein and constitutes the complete and final expression and understanding of the Parties hereto as to such matters.

23.       Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) mailed by registered or certified mail, postage prepaid, return receipt requested, (c) messengered by reputable international overnight courier, fee prepaid or (d) sent by e-mail with confirmation of transmission by the transmitting equipment or no failure message is generated, to the parties hereto at the following addresses:

If to any of the KA Parties:

David Shladovsky
1800 Avenue of the Stars, Third Floor

Los Angeles, CA 90067

E-mail address:	dshladovsky@kaynecapital.com

with a copy to:

Paul Hastings, LLP

55 Second Street, 24th Floor

San Francisco, CA 94105

Attention:	David Hearth
E-mail address:	davidhearth@paulhastings.com

and

Paul Hastings, LLP

515 South Flower Street, 25th Floor

Los Angeles, CA 90015

Attention:	Robert A. Miller, Jr.
E-mail address:	robertmiller@paulhastings.com

If to the Ares Parties:

Ares Management, L.P. 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067
Attention:	Michael D. Weiner
Naseem Sagati
E-mail address:	weiner@aresmgmt.com
nsagati@aresmgmt.com

with a copy to:

Proskauer Rose LLP
2049 Century Park East
Suite 3200
Los Angeles, CA  90067

Attention:	Michael A. Woronoff
Jonathan Benloulou
E-mail address:	mworonoff@proskauer.com
jbenloulou@proskauer.com

All such notices, requests and other communications will be deemed given, (i) if delivered personally as provided in this Section 23, upon delivery, (ii) if delivered by mail as provided in this Section 23 upon receipt, (iii) if delivered by overnight courier as provided in this Section 23 upon the earlier of the second Business Day following the date sent by such overnight courier and receipt and (iv) if sent by e-mail, on the date confirmation of delivery is received by the sender from the intended recipient by e-mail or no failure message is generated (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 23).  Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other party hereto notice in the manner set forth herein.

24.       Other Miscellaneous Provisions.  The provisions of Sections 1.2 (Construction), 12.9 (Arbitration), 12.10 (Jurisdiction; Service of Process; Waiver of Jury Trial), 12.15 (Specific Performance) and 12.17 (Headings) of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have approved and executed this Agreement as of the date first above written.

ARES PARTIES:

ARES HOLDINGS L.P.

BY: ARES HOLDCO LLC, ITS GENERAL PARTNER

BY: ARES HOLDINGS INC., ITS SOLE MEMBER

By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

ARES INVESTMENTS L.P.

BY: AI HOLDCO LLC, ITS GENERAL PARTNER

BY: ARES MANAGEMENT, L.P., ITS SOLE MEMBER

By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Authorized Signatory

[Signature Page to Termination Agreement]

KA PARTIES:

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

By:	/s/ David Shladovsky
	Name:	David Shladovsky
	Title:	General Counsel

KA FUND ADVISORS, LLC

By:	/s/ David Shladovsky
	Name:	David Shladovsky
	Title:	General Counsel

DAVID SHLADOVSKY,
AS THE SELLERS’ REPRESENTATIVE, ON HIS BEHALF AND ON BEHALF OF THE KA OWNERS

By:	/s/ David Shladovsky

[Signature Page to Termination Agreement]

KAYNE ANDERSON INVESTMENT MANAGEMENT, INC.

By: KA Holdings, Inc.

By:	/s/ David Shladovsky
	Name:	David Shladovsky
	Title:	General Counsel and Secretary

[Signature Page to Termination Agreement]

EXHIBIT A-1

JOINT PRESS RELEASE

EXHIBIT A-2

KA PARTIES PRESS RELEASE

EXHIBIT B

TALKING POINTS

EXHIBIT C

SUBSCRIPTION DOCUMENTS

See attached.

EXHIBIT D

SIDE LETTERS

See attached.